Exhibit 15.3
Consent of Qualified Person
Karst Geo Solutions, LLC (“Karst”), in connection with the annual report on Form 20-F of IperionX Limited for the year ended June 30, 2024 and any further amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”), consents to:
•	the filing and use of the technical report summary titled “Technical Report Summary for Titan Project” (as amended, the “Technical Report Summary”), as an exhibit to the Form 20-F;
•
the use of and references to Karst’s name, including Karst’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 20-F and the Technical Report Summary;

•
any extracts from, or summaries of, the Technical Report Summary in the Form 20-F and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by Karst, that Karst supervised the preparation of and/or that was reviewed and approved by Karst, that is included or incorporated by reference in the Form 20-F; and

•	the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-267088) of the above items as included in the Form 20-F.
Karst is responsible for authoring, and this consent pertains to, the Technical Report Summary. Karst certifies that it has read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.
Date:	October 30, 2024

By:	/s/ Adam Karst
Name:	Adam Karst
Title:	President & Principal Geologist of Karst Geo Solutions, LLC